Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Brookline Bancorp, Inc. of our report dated September 10, 2021 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of PCSB Financial Corporation for the year ended June 30, 2021, and to the reference to us under the heading "Experts" in the prospectus.

Crowe LLP

Livingston, New Jersey

June 27, 2022